TO BUSINESS AND TECHNOLOGY EDITORS:

SureWest Declares Quarterly Cash Dividend

ROSEVILLE, Calif., Feb. 1 /PRNewswire-FirstCall/ -- Leading independent telecommunications holding company SureWest Communications (Nasdaq: SURW) announced that its board of directors declared a regular, quarterly cash dividend of $0.25 per share, payable March 15, 2008, to shareholders of record at the close of business on February 29, 2008. SureWest has approximately 11,000 shareowners holding approximately 14.5 million total shares outstanding.
(Logo: http://www.newscom.com/cgi-bin/prnh/20050908/SFSUREWESTLOGO)

	Amount	Payable Date	Record Date
Regular Cash	$0.25	03-15-2008	02-29-08

About SureWest
Serving the Northern California region for more than 90 years, SureWest Communications (http://www.surewest.com) is one of the nation's leading integrated communications providers, and is the bandwidth leader in the markets it serves. SureWest's bundled offerings include an array of advanced IP-based digital video, high-speed Internet, local and long distance telephone, and wireless PCS. SureWest's fiber-to-the-premise IP-based network features high-definition video and symmetrical Internet speeds of up to
50 Mbps. Its copper platform provides IP-based digital video, digital voice and DSL broadband and is in the process of being upgraded to fiber in select areas to increase the number of revenue generating units available in those markets.

Safe Harbor Statement
Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.
Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to, advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California, Kansas and Missouri in general, and in the Sacramento, California Metropolitan and greater Kansas City Metropolitan areas in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, and pending and future litigation.

Contact:	Reid Cox
916-786-1799
r.cox@surewest.com

SOURCE SureWest Communications
   -0- 02/01/2008
   /CONTACT: Reid Cox of SureWest Communications, +1-916-786-1799, r.cox@surewest.com/
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   /Web site: http://www.surewest.com /
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